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EXHIBIT 1A-11

CONSENT OF INDEPENDENT AUDITORS

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1A-11-1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 19, 2019 relating to the balance sheets of Golden Seed, LLC as of December 31, 2018 and 2017, and the related statements of operations, changes in member’s equity/(deficit), and cash flows for the year ended December 31, 2018 and for the period from November 8, 2017 (inception) to December 31, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

November 13, 2019

1A-11-2